                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party Other than the Registrant [ ] Check the appropriate box:
[_]    Preliminary Proxy Statement
[_]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

       VirtualFund.com, Inc.
       (Name of Registrant as Specified in its Charter)

       VirtualFund.com, Inc.
       (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[_]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)  Title of each class of securities to which transaction applies:

       2)  Aggregate number of securities to which transaction applies:

       3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       4)  Proposed maximum aggregate value of transaction:

       Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

1)     Amount Previously Paid:

2)     Form, Schedule or Registration Statement No.:

3)     Filing Party:

4)     Date Filed:

                         FORM 8-K/A FILED MARCH 23, 2001

VirtualFund.com, Inc. also provided information regarding its investigation of Mel Masters and transactions with Mr. Masters and his related parties; the reduction in the book value of receivables from Mr. Masters and assets impaired by the Company's restructuring; its reservation and accrual of items relating to pending or threatened litigation; certain accounting procedures; charges and expenses relating to its restructuring, write-downs and accruals; potential costs and liabilities not reflected on its most recent Financial Statements; and ongoing litigation.

Prior to filing its Form 10-Q for the quarter ended December 31, 2000, the Company concluded its investigation regarding transactions between Mr. Masters and his related parties, on the one hand, and the Company, on the other hand. The Company also completed its review of potential restructuring charges. Finally, the Company has assessed pending and threatened litigation.

At this point, the Company believes that it has adequately reduced the book value of receivables from Mr. Masters or his related parties, and has adequately reduced the book value of other assets whose value was or may be impaired as a result of the termination of Mr. Masters' employment by the Company or as a result of disputes with Mr. Masters or his related parties or as a result of other information learned during the course of this review.

The Company also believes that it has adequately reduced the book value of all assets whose value was, or reasonably could be, impaired as a result of its restructuring. The Company further believes that it has adequately reduced the book value of assets and has accrued or reserved for each item of pending or threatened litigation against the Company where the status of each such item of litigation (in light of the Company's knowledge of the facts surrounding each such item of litigation) warrants such a reduction in carrying value and/or such an accrual or reserve.

The Company carefully considered these reductions in book values and these accruals and reservations and consulted with its legal counsel and its auditors when determining whether to reduce such book values and whether to make such accruals or reserves on the Company's financial statements. The Company believes that all such reductions, accruals and reserves are appropriate and adequate in light of the information known to it after such investigation.

Although such investigation has been concluded, the Company recognizes that it may, in the course of operation of its business or in the course of ongoing litigation, discover new facts or circumstances which may cause it to make further write-downs, write-offs or reserves.

In connection with making the present reservations, write-downs and accruals, the Company determined that the Company's accounting policy related to the accrual of legal fees was that such legal fees were expensed as incurred, and that the Company's policy has been to not accrue for estimated future legal fees. In accordance with Generally Accepted Accounting Principles, and consistent with its past practice, the Company's various accruals, write-downs and restructuring charges do not include estimated future litigation fees, although legal fees incurred through December 30, 2000 have been accrued.

Principal among the Company's restructuring, write-downs and accruals are the following:

* A $5,092,469 charge related to the discontinuance of the Company's B2BXchange operations, including the initial payment of $2,500,000 made to a proposed supply-chain management investment. Though it took this write-down, the Company has asserted a claim in federal court against the recipient of that payment, Manugistics. (The software delivered by Manugistics was returned to Manugistics unopened.) The Company intends to vigorously seek the return of this $2,500,000 payment from Manugistics through the court;

* A $3,440,836 charge related to severance and associated legal and other fees related to the termination of 125 employees and many long-term employee contracts which are unfavorable to the Company. The Company has challenged the validity of its alleged severance obligations under three of the larger contracts in court;

* An allowance of $1,927,833 for potentially non-collectible receivables from Mr. Masters. This represents the entire amount due to the Company from Mr. Masters. The Company believes this obligation is secured, at least in part, by land owned by "Masters Trust I" in Park County, Montana, and it is vigorously seeking repayment of this amount from Mr. Masters; and

* A $1,006,903 charge for future lease payments and the write-off of related leasehold improvements at closed and previously idle facilities.

Total reserves, write-downs and accruals in connection with the restructuring process are $11,468,041.

The Company may also incur potential costs and may face liabilities for which it has not made accruals or reservations on its financial statements as of December 30, 2000. The Company has determined that it was inappropriate to make accruals or reservations for certain items. The Company's determination, after consulting with legal counsel and its auditors, was that there was not a substantial likelihood that the Company will be determined to be liable for these amounts. The Company will continue to re-examine each of these assessments and, if new information or experience warrants a change in this determination, will make such accruals or reservations in the future and will make required disclosures of such accruals or reservations, if material. The items for which accruals or reservations were not made, are the following:

* The Company is currently involved in litigation with Manugistics, Inc. Manugistics filed a claim against the Company for $4 million under a contract whose validity the Company disputes. As the Company has previously disclosed, Mr. Masters caused the Company, on November 20, 2000 to pay Manugistics $2,500,000 contrary to written instructions from the board of directors. The Company has filed a counterclaim against Manugistics for the return of $2,500,000 paid, and will vigorously defend against Manugistics' claim of $4,000,000. The Company, as previously disclosed and as disclosed previously above, has written off the $2,500,000 for accounting purposes.

* In January, 2001 , the Company and its wholly-owned subsidiary commenced an action against Masters and GRAMPI. As previously disclosed, the action seeks, among other things, to void the Company's subsidiary's lease of space in a business complex owned by GRAMPI, as well as VirtualFund's guaranty of that lease. The Company alleges that the lease was unfair, unreasonable, and unduly benefited Masters, in violation of Masters' fiduciary duties to the Company and its subsidiary. The lawsuit also seeks the return of any profits realized by Masters and/or GRAMPI as a result of this self-dealing. The court has not issued a scheduling order and no trial date has been set. GRAMPI recently filed a counterclaim against the Company's subsidiary for breach of the lease, and against VirtualFund to enforce the guaranty. Masters has included a personal claim against VirtualFund and its subsidiary claiming a breach of his employment contract which required "VirtualFund to pay Masters at the rate of $400,000 per year, plus certain bonuses and/or warrant grants after his termination." (The Company terminated Masters for cause, and vigorously disputes any obligation to Masters under his claimed employment contract, or any employment contract between Masters and the Company.) The Company seeks to recover approximately $5.0 million from Masters and/or GRAMPI. The Masters and GRAMPI counterclaims amounts to approximately $6.0 million, which counterclaims the Company intends to vigorously defend.

The Company has not made any reserve for potential liability under the lawsuit although the Company has also not recorded any receivable related to the claims against Masters and GRAMPI. While the final outcome of either of these lawsuits cannot be determined with certainty, management of the Company believes that the final outcome of either lawsuit will not have a material adverse effect on the Company's results of operations or its financial position.

Although there are other miscellaneous claims and costs not set forth in this Form 8-K, the Company believes that such potential liability and costs are not material.

                             Additional Information

VirtualFund.com, Inc. ("VirtualFund") may solicit proxies from its shareholders in connection with any action to remove and/or elect members to the company's board of directors. Before distributing forms of proxy to VirtualFund's shareholders in connection with any such solicitation, VirtualFund will file proxy materials (a proxy statement and related documents) with the U.S. Securities and Exchange Commission (the "SEC") containing information regarding the participants in any such solicitation.

Investors and shareholders are urged to read the proxy materials carefully when they are available. The proxy materials will contain important information about VirtualFund, the proxy solicitation, and related matters. Investors and shareholders will be able to obtain copies of the proxy materials free of charge through the web site maintained by the SEC at http://www.sec.gov.

In addition to the proxy materials, VirtualFund has filed annual, quarterly and current repots, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by VirtualFund at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York, and Chicago, Illinois. Please call the SEC at 1.800.SEC.0330 for further information on the hours and locations of the public reference rooms. VirtualFund's filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Shareholders and investors may also obtain copies of documents VirtualFund has filed with the SEC free of charge from VirtualFund by requesting them in writing or by telephone at the following address: VirtualFund.com, Inc., 6462 City West Parkway, Suite 175, Eden Prairie, MN 55344, phone: (952) 943-3236.

                       Information Concerning Participants

VirtualFund, its directors, executive officers, certain other members of management and employees, agents and nominees may be deemed to be participants in any solicitation of its shareholders. VirtualFund filed preliminary proxy statements with the SEC on February 20, 2001, March 13, 2001, and March 21, 2001, in anticipation of a Special Meeting of Shareholders. Information concerning VirtualFund's directors, executive officers and certain other employees is set forth in VirtualFund's preliminary proxy statements filed with the SEC on February 20, 2001, March 13, 2001, and March 21, 2001, and will be contained in any Proxy Statement filed by VirtualFund in connection with the removal and/or election of members of the company's board of directors.

As of January 15, 2001, based upon their most recent reports filed with the SEC, VirtualFund's officers and directors beneficially own, as a group, 4,433,415 shares of VirtualFund's common stock, representing approximately 24.2% of the shares outstanding. Melvin L. Masters, VirtualFund's former Chief Executive Officer and President, has reported on his most recent filing with the SEC that he beneficially owns 3,419,607 of those shares, representing approximately 19.2% of the shares outstanding.

VirtualFund's preliminary proxy statements filed with the SEC on February 20, 2001, March 13, 2001, and March 21, 2001, and any Proxy Statement relating to the removal and/or election of members of the company's board of directors are, or will be, available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

In addition to any solicitations that may be made by any of the above-referenced persons, VirtualFund has retained Innisfree M&A Incorporated to act as its advisor and provide proxy solicitation services, for which it will receive customary compensation.

Employees of Innisfree M&A Incorporated may communicate in person, by telephone or otherwise with persons who are shareholders of VirtualFund.

                Cautionary Factors That May Affect Future Results

Certain statements contained in this document and other written and oral statements made from time to time by VirtualFund do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "should," "will," "forecast" and similar words or expressions. VirtualFund's forward-looking statements generally relate to its growth strategies, financial results, product development and sales efforts. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions, including, among others, those statements made which relate to any future operating results and mergers and acquisitions activity. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

VirtualFund undertakes no obligation to update any forward-looking statement, but investors are advised to consult any further disclosures by the company on this subject in its filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K (if any), in which the company discusses in more detail various important factors that could cause actual results to differ from expected or historic results. VirtualFund notes these factors as permitted by the Private Securities Litigation Reform Act of 1995. It is not possible to foresee or identify all such factors. As such, investors should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions.

                                  PRESS RELEASE

FROM:        VirtualFund.com, Inc.
CONTACTS:    Dennis McGrath
             McGrath-Buckley
             651/646-4115

                   VirtualFund Reports Second Quarter Results
              Company takes an $11.5 million restructuring charge.
                                Form 8-K/A Filed.
                          Turnaround Efforts Underway.

MINNEAPOLIS, MN, March 23, 2001 - VirtualFund.com, Inc. (Nasdaq: VFND), today announced that during the second quarter ended December 31, 2000, the Company expensed $11,468,000 as a restructuring charge to earnings, primarily as a result of discontinuing the B2BXchange.net business-to-business software platform. This software effort, which the Company began four years ago, achieved revenues of $595 for the six months ended December 30, 2000 as follows: web-site development revenues of

$500 in July 2000, domain name registration of $65 in September 2000, and one subscriber to B2BXchange.net of $30 in October 2000.

Revenue from continuing operations, (RSPN, Inc. the wholly-owned subsidiary of VFND), including the above B2BXchange revenue for the three and six months ended December 30, 2000 were $1,590,000 and $3,080,000, respectively. Figures for the comparable periods in Fiscal 2000 (July to December 2000) were $1,598,000 and $3,499,000, respectively.

The losses per share from continuing operations for the three and six months ended December 30, 2000 were $(1.02), and $(1.22), respectively, compared to $(0.23), and $(0.37) for the same periods one year ago. Excluding the restructuring charge, losses per share from continuing operations for the three and six months ended December 30, 2000 were $(0.29), and $(0.52), respectively.

The restructuring resulted in the Company giving notice of termination to approximately 90 employees on December 19, 2000. These employees had been employed at the Company's Eden Prairie, Minnesota headquarters. Due to obligations under the WARN Act, these employees were paid through February 19, 2001, continuing the cash burn. An additional 13 employees received WARN Act notices on or about January 16, 2001, and they will be paid through mid March.

At March 1st, after these WARN Act terminations and other changes in personnel, 72 employees remain employed at the RSPN facility, and 9 in Minnesota. Total space under lease at December 30, 2000 was 233,187 square feet located in five states, under eight leases. Excluding 38,639 square feet that had been subleased to another tenant, the Company, prior to any termination in force, was leasing over 925 square feet per employee. The majority of this space (178,774 square feet) is for a facility sub-let from a limited partnership owned or controlled by the Company's former Chairman and CEO Melvin Masters, and his relatives. These employment issues and property leases, which are a legacy of Mr. Masters' direction, are an example of the continuing demand on Company resources.

New management is focusing its efforts to preserve and grow shareholder value in two areas. First, it is working closely with the Company's RSPN subsidiary to focus on growing revenues and reaching profitability. Second, it is exploring opportunities for appropriate mergers or acquisitions that would take advantage of the Company's asset base.

The Company has concluded its investigation regarding transactions between Mr. Masters and his related parties, on the one hand, and the Company, on the other hand. The Company has also completed its review of potential restructuring charges and finalized its assessment of pending and threatened litigation. The Company believes that it has adequately reduced the book value of all assets affected by the termination of Mr. Masters, and all the assets affected by the restructuring or pending or threatened litigations.

Although these investigations have been concluded, the Company recognizes that it may, in the course of operation of its business or in the course of ongoing litigation, discover new facts or circumstances which may cause it to make further write-downs, write-offs or reserves. Where appropriate, management will vigorously pursue appropriate legal and financial redress to return value to the shareholders. For a more complete discussion of these matters, the reader is referred to the Company's Form 8-K/A, which was filed with the SEC today and which is available at the SEC's website, www.sec.gov.

The Company's RSPN subsidiary comprises 100% of the continuing operations. RSPN was purchased in December 1998. Revenues from this operation have decreased approximately 15% since the acquisition.

Management has spent significant time and energy refocusing the RSPN business on its core capabilities. The end result is that the Company will be taking steps to strengthen its commitment of providing excellent service, and to grow its list of customers and partners. Interim CEO, Douglass Coy, who has been active in this process, notes that, "I am impressed with the customers and services of RSPN, and am confident that the RSPN data center and managed services will prove a springboard to the future."

In addition to refocusing the RSPN operation, the Company continues to explore various merger and acquisition opportunities with the intent that they are structured to be accretive to earnings. Management believes that each opportunity needs to be evaluated on its merits, using methodical and objective criteria. Management will keep the shareholders and the market advised of developments in this area, subject to the limitations placed on it by state and federal regulations, including SEC Regulation FD.





VirtualFund.com, Inc. and Subsidiaries
Consolidated Statements of Operations
===============================================================================
Continuing Operations
(In thousands, except per share amounts)

                                                 Three Months Ended            Six Months Ended
                                                ----------------------      ----------------------
                                                Dec 30,        Jan 2,        Dec 30,        Jan 2,
                                                  2000          2000          2000           1999
                                                --------      --------      --------      --------
Net Sales                                       $  1,590      $  1,598      $  3,080      $  3,499
Cost of Sales                                      1,167         1,355         2,385         2,903
-----------------------------------------------------------------------------------------------------
Gross Profit                                         423           243           695           596

Operating Expenses:
    Sales and Marketing                              954           711         2,188         1,279
    Research and Development                       1,765           604         2,906         1,058
    General and Administrative                     2,678         1,911         5,114         3,282
    Goodwill Amortization                           --             574          --           1,147
    Restructuring and Other Unusual Charges       11,468          --          11,468          --
-----------------------------------------------------------------------------------------------------
Total Operating Expenses                          16,865         3,800        21,676         6,766
-----------------------------------------------------------------------------------------------------
Operating Loss                                   (16,442)       (3,557)      (20,981)       (6,170)
Other Income (Expense)                               379           (69)          930          (136)
-----------------------------------------------------------------------------------------------------
Loss from Continuing Operations
  Before Income Taxes                            (16,063)       (3,626)      (20,051)       (6,306)
Income Tax Benefit                                  --            --            --             466
-----------------------------------------------------------------------------------------------------


Loss from Continuing Operations                  (16,063)       (3,626)      (20,051)       (5,840)
-----------------------------------------------------------------------------------------------------
Earnings from Discontinued Operations,
  Net of Income Tax Benefit of $14,555              --        $ 15,501          --        $ 16,293
-----------------------------------------------------------------------------------------------------
Net (Loss) Earnings                             $(16,063)     $ 11,875      $(20,051)     $ 10,453
=====================================================================================================

Basic and Diluted Net (Loss)
  Earnings Per Common Share:
Loss from Continuing Operations                 $  (1.02)     $   (.23)     $  (1.22)     $   (.37)
Earnings from Discontinued Operations               --             .98          --            1.03
-----------------------------------------------------------------------------------------------------
Net (Loss) Earnings per Common Share            $  (1.02)     $    .75      $  (1.22)     $    .66

Weighted Average Common Shares Outstanding        15,714        15,817        16,445        15,811


                VirtualFund.com, Inc. and Subsidiaries

         Consolidated Balance Sheets

=====================================================================================
                                                            December 30,     June 30,
(In thousands)                                                 2000            2000
-------------------------------------------------------------------------------------
Assets
Current Assets:
   Cash and cash equivalents                                  $14,596         $39,642
   Accounts receivable, Net                                     1,117           2,227
   Other                                                        2,010             229
-------------------------------------------------------------------------------------
       Total Current Assets                                    17,723          42,098

Property and Equipment, Net                                     1,736           1,697
Other Assets                                                        2             659
-------------------------------------------------------------------------------------
      Total Assets                                            $19,461         $44,454
=====================================================================================

Liabilities and Stockholders' Equity
Current Liabilities:
  Notes payable - related parties                             $   780         $ 2,398
  Current maturities of long-term debt                            243             476
  Payables and accrued expenses                                 8,344           6,093
  Retained obligations of discontinued operations               1,982           2,321
-------------------------------------------------------------------------------------
       Total Current Liabilities                               11,349          11,288

Long-Term Debt                                                     29              92
Stockholders' Equity                                            8,083          33,074
-------------------------------------------------------------------------------------
          Total Liabilities and Stockholders' Equity          $19,461         $44,454
=====================================================================================

                        Additional Information

VirtualFund.com, Inc. ("VirtualFund") may solicit proxies from its shareholders in connection with any action to remove and/or elect members to the company's board of directors. Before distributing forms of proxy to VirtualFund's shareholders in connection with any such solicitation, VirtualFund will file proxy materials (a proxy statement and related documents) with the U.S. Securities and Exchange Commission (the "SEC") containing information regarding the participants in any such solicitation.

Investors and shareholders are urged to read the proxy materials carefully when they are available. The proxy materials will contain important information about VirtualFund, the proxy solicitation, and related matters. Investors and shareholders will be able to obtain copies of the proxy materials free of charge through the web site maintained by the SEC at http://www.sec.gov.

In addition to the proxy materials, VirtualFund has filed annual, quarterly and current repots, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by VirtualFund at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York, and Chicago, Illinois. Please call the SEC at 1.800.SEC.0330 for further information on the hours and locations of the public reference rooms. VirtualFund's filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Shareholders and investors may also obtain copies of documents VirtualFund has filed with the SEC free of charge from VirtualFund by requesting them in writing or by telephone at the following address: VirtualFund.com, Inc., 6462 City West Parkway, Suite 175, Eden Prairie, MN 55344, phone: (952) 943-3236.

                       Information Concerning Participants

VirtualFund, its directors, executive officers, certain other members of management and employees, agents and nominees may be deemed to be participants in any solicitation of its shareholders. VirtualFund filed preliminary proxy statements with the SEC on February 20, 2001, March 13, 2001, and March 21, 2001, in anticipation of a Special Meeting of Shareholders. Information concerning VirtualFund's directors, executive officers and certain other employees is set forth in VirtualFund's preliminary proxy statements filed with the SEC on February 20, 2001, March 13, 2001, and March 21, 2001, and will be contained in any Proxy Statement filed by VirtualFund in connection with the removal and/or election of members of the company's board of directors.

As of January 15, 2001, based upon their most recent reports filed with the SEC, VirtualFund's officers and directors beneficially own, as a group, 4,433,415 shares of VirtualFund's common stock, representing approximately 24.2% of the shares outstanding. Melvin L. Masters, VirtualFund's former Chief Executive Officer and President, has reported on his most recent filing with the SEC that he beneficially owns 3,419,607 of those shares, representing approximately 19.2% of the shares outstanding.

VirtualFund's preliminary proxy statements filed with the SEC on February 20, 2001, March 13, 2001, and March 21, 2001, and any Proxy Statement relating to the removal and/or election of members of the company's board of directors are, or will be, available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

In addition to any solicitations that may be made by any of the above-referenced persons, VirtualFund has retained Innisfree M&A Incorporated to act as its advisor and provide proxy solicitation services, for which it will receive customary compensation. Employees of Innisfree M&A Incorporated may communicate in person, by telephone or otherwise with persons who are shareholders of VirtualFund.

                Cautionary Factors That May Affect Future Results

Certain statements contained in this document and other written and oral statements made from time to time by VirtualFund do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "should," "will," "forecast" and similar words or expressions. VirtualFund's forward-looking statements generally relate to its growth strategies, financial results, product development and sales efforts. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions, including, among others, those statements made which relate to any future operating results and mergers and acquisitions activity. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

VirtualFund undertakes no obligation to update any forward-looking statement, but investors are advised to consult any further disclosures by the company on this subject in its filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K (if any), in which the company discusses in more detail various important factors that could cause actual results to differ from expected or historic results. VirtualFund notes these factors as permitted by the Private Securities Litigation Reform Act of 1995. It is not possible to foresee or identify all such factors. As such, investors should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions.